UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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ARRIS Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARRIS GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2015

To the Stockholders of ARRIS Group, Inc.:

The Annual Meeting of Stockholders of ARRIS Group, Inc. will be held at the Company’s corporate headquarters, located at 3871 Lakefield Drive, Suwanee, Georgia 30024, on Thursday, May 14, 2015, at 10:00 a.m. local time, for the purposes of:

1.	electing ten directors;

2.	voting, on a non-binding advisory basis, on executive compensation (“Say on Pay”) as disclosed in Proxy Statement;

3.	ratifying the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2015; and

4.	transacting such other business as may properly be brought before the meeting or any adjournment(s) thereof.

These matters are more fully described in the Proxy Statement accompanying this notice.

As stockholders of the Company, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. A broker or other nominee will NOT be able to vote your shares with respect to the matters expected to be considered (other than matter (3)) if you have not provided directions to your broker or other nominee. We strongly encourage you to submit your voting instruction card and exercise your right to vote as a stockholder. Therefore, we urge you to promptly vote and submit your proxy by Internet, by telephone or by signing, dating, and returning the enclosed proxy card in the accompanying reply envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you previously have submitted your proxy.

The Board of Directors fixed the close of business on March 16, 2015, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination at the Company’s corporate headquarters by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting and at the meeting.

A copy of our 2014 Annual Report is enclosed. Additional copies of these materials may be obtained without charge by writing the Secretary of ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, Georgia 30024.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis, Secretary

Suwanee, Georgia

April 9, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY STATEMENT

Important Notice Regarding Internet Availability of Proxy Statement for the Stockholder Meeting to be Held on May 14, 2015

The Proxy Statement for the Company’s Annual Meeting of Stockholders, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Proxy Statement, are available over the Internet at www.arris.com/proxy.

SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. Since this summary does not contain all of that information, you are encouraged to read the entire Proxy Statement before voting. As used in this Proxy Statement, the terms “we,” “us,” “our,” “ARRIS” and the “Company” refer to ARRIS Group, Inc.

Annual Meeting of Stockholders

• Time and Date:	10:00 a.m., local time, on Thursday, May 14, 2015

• Place:	ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, Georgia 30024

• Record Date:	March 16, 2015

• Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Recommendations

Proposal	Board Vote Recommendation
Election of Directors	FOR EACH NOMINEE
Advisory vote on executive compensation	FOR
Ratification of the retention of Ernst & Young LLP	FOR

Director Nominees

The following table provides summary information about each nominee. Directors are elected annually. ARRIS has majority voting in uncontested elections of directors, such as this election. In the event that a nominee does not receive the affirmative vote of a majority of the votes cast in person or by proxy, he or she is required to tender his or her resignation, which will be considered by the Nominating and Corporate Governance Committee, which Committee will then make a recommendation to the full Board whether or not to accept the resignation.

Name	Age	Director Since	Brief Biography	Independent	Committee Membership
					AC	CC	GC
Alex B. Best	74	2003	Former Executive Vice President, Cox Communications, Inc.	X		X	X
Harry L. Bosco	69	2002	Former Chairman, President and CEO, OpNext, Inc.	X*	X	X
J. Timothy Bryan	54	N.A.	CEO, National Rural Telecommunications Cooperative	X
James A. Chiddix	69	2009	Former Chairman and CEO, OpenTV Corporation	X			C
Andrew T. Heller	59	2011	Former Vice Chairman, Turner Broadcasting System, Inc.; Board member of Starz	X			X
Dr. Jeong Kim	54	2014	Former President, Bell Labs	X		X
Robert J. Stanzione	67	1998	Chairman & CEO, ARRIS Group, Inc.
Doreen A. Toben	65	2013	Former Executive Vice President, Verizon Communications, Inc.	X	C
Debora J. Wilson	57	2011	Former President & CEO, The Weather Channel Inc.	X		C
David A. Woodle	59	2007	Chairman & CEO, Nano Horizons, Inc.	X	X

* Lead Independent Director AC Audit Committee CC Compensation Committee	GC Nominating and Corporate Governance Committee C Chair X Member

Executive Compensation Advisory Vote

We are asking stockholders to approve on a non-binding advisory basis our named executive officer compensation. The compensation paid to our named executive officers reflects the following principles of our compensation program:

•

Competitive pay.    Competitive compensation programs are required to attract and retain a high-performing executive team, particularly for a technology focused company. We target the 50th percentile of the Peer Group for our base pay and annual cash compensation.

•

Pay for performance.    Our compensation program must motivate our executive officers to drive ARRIS’ business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period through equity compensation. The “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases with higher levels of performance) should be a significant component of an executive’s compensation.

•

Alignment with stockholders.    Our executives’ interests must be aligned with the interests of our stockholders. Our compensation program should motivate and reward our executives to grow long-term stockholder value. We target the 75th percentile for our annual long-term equity awards, one-half of which are performance-based.

For more information on the Company’s executive compensation programs, please see Proposal Number 2 — Approval, on a Non-binding Advisory Basis, of Executive Compensation as Disclosed in These Proxy Statement and Compensation Discussion and Analysis in this Proxy Statement.

2014 Executive Compensation Highlights

Compensation awarded to, earned by or paid to the Company’s named executive officers during 2014 is set forth in the Summary Compensation Table and described in the Compensation Discussion and Analysis section in this Proxy Statement. The table below is an overview of the total direct annual compensation received by our named executive officers in 2014, which indicates the significance of incentive compensation relative to base salary. The table does not include all of the information included in the Summary Compensation Table.

Name	Salary ($)	Annual Incentive Cash Awards ($)	Annual Long-Term Incentive Awards ($)	Total Annual Direct Compensation ($)
Robert J. Stanzione	968,750	2,500,000	4,499,953	7,968,703
David B. Potts	517,501	848,026	1,399,961	2,765,488
Lawrence A. Margolis	490,001	800,032	1,300,121	2,590,154
Bruce McClelland	475,008	768,016	1,200,006	2,443,029
Lawrence Robinson	475,008	768,016	1,200,006	2,443,029

Independent Registered Public Accounting Firm

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2015. This firm has audited the accounts of the Company since 1993. Set forth below is summary information with respect to Ernst & Young LLP’s fees for services provided in 2014 and 2013.

Type of Fees	2014	2013
	(in thousands)
Audit Fees	$7,513	$8,167
Audit-Related Fees	189	139
Tax Fees	950	846
Other Fees	—	2,807
Total	$8,653	$11,959

i

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

OF ARRIS GROUP, INC.

To Be Held May 14, 2015

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ARRIS Group, Inc., a Delaware corporation, in connection with the Annual Meeting of Stockholders of the Company to be held on May 14, 2015 at 10:00 a.m. local time at the Company’s corporate headquarters, and any adjournment(s) thereof. The Company’s corporate headquarters are located at 3871 Lakefield Drive, Suwanee, Georgia 30024 (telephone 678-473-2000). This Proxy Statement and form of proxy are first being mailed to stockholders on or about April 9, 2015.

This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone, e-mail or letter. No additional compensation will be paid to those individuals for any such services. The costs of this solicitation will be borne by the Company. The Company will request brokerage houses, nominees and other custodians to forward Proxy Statement to their customers and will reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., LLC to assist in the solicitation for a fee of approximately $8,000 plus expenses.

VOTING

Shares of Common Stock of the Company represented by proxies, which are properly executed and returned to the Company (and which are not effectively revoked), will be voted at the meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, except as discussed below, shares represented by such proxies will be voted FOR the election as director of each of the nominees listed below (Proposal 1), FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement (Proposal 2), FOR the ratification of the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2015 (Proposal 3), and in the discretion of the appointed proxies upon such other business as may properly be brought before the meeting.

Each stockholder has the power to revoke his or her proxy at any time before it is voted by (1) delivering to the Company, prior to or at the meeting, written notice of revocation or a later dated proxy, or (2) attending the meeting and voting his or her shares in person.

The Board of Directors fixed the close of business on March 16, 2015, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. As of that date, 144,641,145 shares of Common Stock were outstanding. Each holder of Common Stock is entitled to one vote per share.

A quorum, which is a majority of the outstanding shares of Common Stock as of the record date, must be present in order to hold the meeting. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit a properly executed proxy. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the transaction of business.

An “abstention” is the voluntary act of not voting by a stockholder who is present at a meeting in person or by proxy and entitled to vote. “Broker non-votes” occur when shares held by a brokerage firm or other nominee (for the benefit of its client) are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. If you are a beneficial owner whose shares are held in street name and you do not submit voting instructions to your broker or other nominee, your broker or other nominee may generally vote your shares in its discretion on routine matters. We believe that Proposal Three is routine and may be voted on by your broker if you do not submit voting instructions. However, pursuant to rules of The NASDAQ Stock Market, brokers and nominees do not have the discretion to vote their clients’ shares on non-routine matters, unless the broker receives voting instructions from the beneficial owner. Proposals One and Two are considered non-routine matters. Consequently, if your shares are held in street name, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on Proposals 1 and 2. On Proposals 1 and 2, broker non-votes will not be counted as shares cast and accordingly will not affect the outcome with respect to any matter to be voted on at the Annual Meeting.

If a quorum is present, the votes required to approve the various matters presented to stockholders at the meeting shall be as follows:

•	Proposal 1 (Election of Directors) — In the absence of a contested election, a nominee who does not receive the affirmative vote of a majority of the votes cast for the election of directors is required to tender his or her resignation. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

•	Proposal 2 (Approval, on a non-binding advisory basis, of executive compensation as disclosed in this Proxy Statement) — Approval, on a non-binding advisory basis, of executive compensation as disclosed in these Proxy Statement requires the affirmative votes of the holders of the majority of the vote cast on this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

•	Proposal 3 (Retention of Ernst & Young LLP as the Independent Registered Public Accounting Firm) — Ratification of the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2015 requires the affirmative vote of holders of a majority of the votes cast on this proposal. Abstentions will not be counted as votes cast and will have no effect on the result of the vote for this.

PROPOSAL 1

ELECTION OF DIRECTORS

In the absence of contrary instructions, the proxies received will be voted for the election as directors of the nominees listed below, all of whom, other than J. Timothy Bryan, presently serve on the Board of Directors, to hold office until the next annual meeting of stockholders or until their successors are elected and qualified or until their earlier resignation or removal. Although the Board of Directors does not contemplate that any nominee will decline or be unable to serve as director, in either such event the proxies will be voted for another person selected by the Board of Directors, unless the Board of Directors acts to reduce the size of the Board of Directors in accordance with the provisions of ARRIS’ by-laws. Upon their re-election at this year’s Annual Meeting, Mr. Stanzione is expected to serve as Chairman of the Board and Mr. Bosco is expected to serve as Lead Independent Director.

The Company’s by-laws provide for a majority voting standard in the election of Directors. In the absence of a contested election (as defined in the by-laws), each nominee shall be elected by the vote of a majority of the votes cast for such nominee. If a nominee who is an incumbent director (in the absence of a contested election) is not elected, the director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. The Nominating and Governance Committee will consider the resignation and make a recommendation to the Board of Directors. The Board of Directors must determine whether to accept the resignation and must publicly disclose its decision and the rationale behind its decision within ninety days from the date of the certification of the stockholder vote. If a director’s resignation is accepted or a nominee who is not an incumbent director is not elected, the Board of Directors may fill the resultant vacancy by appointment or election or may reduce the size of the Board pursuant to the by-laws of the Company.

Matthew B. Kearney, after 12 years of dedicated service as a director, will not stand for reelection at the Annual Meeting. Throughout his tenure, Mr. Kearney has provided significant financial expertise, strategic guidance and leadership for the Company. His dedicated service and contributions to the Board and the Company will be missed. The Board has nominated J. Timothy Bryan to fill the vacancy that will result on the Board as a result of Mr. Kearney not standing for reelection.

NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2015

Name:	Alex B. Best
Age:	74
Director since:	2003
ARRIS Board Committees:	Compensation Committee and Nominating and Corporate Governance Committee

Principal occupation and recent business experience:	Prior to his retirement in 2000, Mr. Best was the Executive Vice President of Cox Communications, Inc. From 1986 through 1999, he served as the Vice President of Engineering of Cox. Since 2000, Mr. Best has continued to consult for Cox on a part-time basis. From 1966 through 1986, Mr. Best worked for Scientific-Atlanta and was involved in nearly every aspect of its cable television product development and business applications. Mr. Best served as Chairman of the National Cable Television Association’s Engineering Advisory Committee from 1995 until 2000.

Other directorships:	Deep Fiber Solutions.

Director skills and qualifications:	Mr. Best brings to the Board industry-specific engineering and technology experience derived from an extensive engineering and executive career, both on the behalf of major equipment suppliers (Scientific Atlanta, now part of Cisco Incorporated) and a major system operator (Cox Communications, Inc.). Mr. Best is a member of the Cable Center’s Cable Hall of Fame.

Name:	Harry L. Bosco
Age:	69
Director since:	2002
ARRIS Board Committees:	Audit Committee, Compensation Committee and Lead Independent Director

Principal occupation and recent business experience:	Mr. Bosco served as the Chief Executive Officer and President of OpNext, Inc. from 2000 until April 1, 2009 when he became the Chairman of the Board. In 2010, Mr. Bosco assumed the interim CEO position of Opnext in addition to Chairman of the board until July of 2012 when Opnext was merged with Oclaro. From 1965 to 2000, Mr. Bosco held numerous senior management positions within Lucent Technologies, formerly Bell Labs.

Other directorships:	GSI Group Inc.

Director skills and qualifications:	Mr. Bosco brings to the Board broad recent experience as an executive, including being the CEO and Chairman of a public company, in the telecommunication technology equipment supply business focused on telecom operators.

Name:	J. Timothy Bryan
Age:	54
Director since:	N.A.
ARRIS Board Committees:	N.A.

Principal occupation and recent business experience:	Since 2011, Mr. Bryan has served as the Chief Executive Officer of the National Rural Telecommunications Cooperative (NRTC), an organization focused on providing commercial technology solutions to the nation’s rural electric and telephone cooperatives and companies. Prior to NRTC, Mr. Bryan served as an outside advisor to IMAX Corporation (January 2011 – May 2011), DBSD (formerly ICO North America) (September 2010 – February 2011), NRTC (March 2010 – September 2010) and O3b Networks (April 2009 – November 2009). Mr. Bryan previously served, from September 2005 to February 2009, as the Chief Executive Officer of ICO Global Communications, a next generation satellite and terrestrial wireless company, the domestic portion of which was subsequently sold to DISH Networks in 2011. Mr. Bryan resigned prior to ICO North America, a subsidiary of ICO, filing for bankruptcy protection in May 2009. Prior to ICO, Mr. Bryan served as the Chief Financial Officer of Eagle River Holdings and served on the Boards of Directors of Nextel Communications and Clearwire Communications. Mr. Bryan also served as the President of United Pan Europe Communications, now Liberty Global, which was the largest private cable/telecom provider in Europe and as Chief Financial Officer of UnitedGlobalCom, also now part of Liberty Global. Mr. Bryan previously served as the Vice President/Finance and Treasurer of Jones Financial Group and Jones Intercable (now part of Comcast) and began his career in banking, including as the Vice President and Manager of the Communications Division at NationsBank Corporation (now Bank of America). In 2012 Mr. Bryan was appointed by the United States Secretary of Commerce to the Board of Directors of FirstNet, an independent authority charged with constructing and operating a nationwide wireless network for first responders, and currently serves as the Chair of the Finance Committee of the Board for FirstNet.

Other directorships:	FirstNet.

Director skills and qualifications:

Mr. Bryan brings to the Board significant experience in the telecommunications, satellite and cable industries. This includes broad financial experience including prior service as CFO and treasurer, as well as prior service as audit committee chairperson for several public companies.

Name:	James A. Chiddix
Age:	69
Director since:	2009
ARRIS Board Committees:	Nominating and Corporate Governance Committee (Chairperson)

Principal occupation and recent business experience:	Mr. Chiddix has over 40 years of experience in the cable industry. Prior to his retirement in 2007, Mr. Chiddix was the Chairman and Chief Executive Officer of OpenTV Corporation. From 2007 to 2009, he served as the Vice-Chairman of the Board of OpenTV. Prior to 2004, his previous roles included President at MystroTV (a division of Time Warner), Chief Technology Officer and Senior Vice President, Engineering and Technology at Time Warner Cable, Senior Vice President, Engineering at Oceanic Cable, and General Manager at Waianae Cablevision.

Other directorships:	Magnum Semiconductor, Virgin Media, Inc., Symmetricom Inc. (acquired by Microsemi Corporation) and Dycom Industries, Inc.

Director skills and qualifications:

Mr. Chiddix has spent a career of over 40 years in the cable industry, including senior roles at both major service providers and equipment suppliers. Mr. Chiddix brings rich industry specific technology and product experience, including video experience, to the Board from both an operator and supplier point of view derived from having served as Chief Technology Officer of Time Warner Cable, currently the second largest Multiple System Operator in the United States, and as Chief Executive Officer of Open TV, a middle-ware supplier to the cable industry.

Name:	Andrew T. Heller
Age:	59
Director since:	2011
ARRIS Board Committee:	Nominating and Governance Committee

Principal occupation and recent business experience:	Mr. Heller was a consultant for MacAndrews & Forbes Holdings Inc., a privately owned company until 2014. Mr. Heller was Vice Chairman of Turner Broadcasting System, Inc. based in Atlanta, GA until his retirement in 2013. He also served until such time as senior adviser to TBS, Inc. Chairman and CEO Phil Kent on a host of business and corporate strategy-setting issues. Mr. Heller joined TBS in 1998. Most recently, he was president of domestic distribution, running the division responsible for the distribution of 10 domestic networks to the cable, satellite and telco industries, and was also responsible for Turner Private Networks. Previously, he was assistant general counsel of Time Warner Cable. Earlier, Heller served as associate counsel and senior counsel, litigation, for HBO.

Other directorships:	Mr. Heller is a member of the Board of Directors of Starz. Prior to his retirement on April 1, 2013, he was Chair of CTAM (Cable and Telecommunication Association for Marketing) Educational Foundation Board and was a member of the CTAM and Cable Center boards of directors. He is a member of the Advisory Board of the S.I. Newhouse School of Public Communications.

Director skills and qualifications:	Mr. Heller brings to the board experience and leadership in the evolution of video services to devices everywhere, as well as extensive program content distribution experience.

Name:	Dr. Jeong Kim
Age:	54
Director since:	2014
ARRIS Board Committee:	Compensation Committee

Principal occupation and recent business experience:	Dr. Kim is Executive Chairman of Kiswe Mobile Inc., a startup company focused on development of interactive mobile applications for sports. Dr. Kim was formerly President of Bell Labs and Chief Strategy Officer of Alcatel-Lucent. He also served as Chief Operating Officer and later President of the Optical Networking Group of Lucent Technologies. Dr. Kim also served as Professor of Electrical and Computer Engineering at the University of Maryland. Dr. Kim was the founder and CEO of Yurie Systems, Inc., a global leader in data networking access technology which he took public and ultimately sold to Lucent Technologies in 1998.

Other directorships:	Schneider Electric, S.A. (France) and The Nuclear Threat Initiative.

Director skills and qualifications:	Dr. Kim provides the Board with significant experience and leadership in the telecommunications industry from a technology, engineering and strategy point of view.

Name:	Robert J. Stanzione
Age:	67
Director since:	1998

Principal occupation and recent business experience:	Mr. Stanzione has been Chief Executive Officer of the Company since 2000. From 1998 through 1999, Mr. Stanzione was President and Chief Operating Officer of the Company. Mr. Stanzione has been Chairman of the Board of Directors since 2003. From 1995 to 1997, he was President and Chief Executive Officer of Arris Interactive L.L.C. From 1969 to 1995, he held various positions with AT&T Corporation.

Other directorships:	National Cable & Telecommunications Association (NCTA).

Director skills and qualifications:	As our chief executive officer since 2000, Mr. Stanzione provides valuable insight into our industry and company.

Name:	Doreen A. Toben
Age:	65
Director since:	2013
ARRIS Board Committees:	Audit Committee (Chairperson and Audit Committee Financial Expert)

Principal occupation and recent business experience:	Prior to her retirement in 2009, Ms. Toben was the Executive Vice President of Verizon Communications, Inc. Ms. Toben also served as Verizon’s Chief Financial Officer and was responsible for its finance and strategic planning efforts. Ms. Toben began her career at AT&T Corp. and over the years held various positions of increasing responsibility primarily in treasury, strategic planning and finance both there and, beginning in 1984, at Bell Atlantic Inc. Her later positions at Bell Atlantic included vice president and chief financial officer, Bell Atlantic-New Jersey in 1993; vice president, finance and controller in 1995; vice president and chief financial officer Telecom/Network in 1997; and vice president and controller in 1999.

Other directorships:	The New York Times Company and Kate Spade & Company.

Director skills and qualifications:

Ms. Toben has over 25 years of experience in the communications industry. Over the years, Ms. Toben held various positions in treasury, strategic planning and finance and brings a wealth of financial expertise to the Board.

Name:	Debora J. Wilson
Age:	57
Director since:	2011
ARRIS Board Committees:	Compensation Committee (Chairperson)

Principal occupation and recent business experience:	Ms. Wilson is the former President and Chief Executive Officer (2004 through 2009) of The Weather Channel Inc., a leading multi-platform media organization. Prior to becoming the President and Chief Executive Officer of The Weather Channel, Ms. Wilson held other positions including Executive Vice President and Chief Operating Officer from 1994 to 2004. From 1979 through 1994, Ms. Wilson worked for Bell Atlantic (now Verizon) and held management positions in network operations and new product development.

Other directorships:	Markel Corporation and Internap Corporation.

Director skills and qualifications:

Ms. Wilson brings more than 30 years of business experience in the cable television and telecommunications industries, most recently as chief executive officer of The Weather Channel Inc. In addition to her executive management background in the media industry, Ms. Wilson has extensive sales, marketing and product development experience with new technologies and corporate strategy which provides a useful perspective to the Board from the media and content business point of view.

Name:	David A. Woodle
Age:	59
Director since:	2007
ARRIS Board Committees:	Audit Committee

Principal occupation and recent business experience:	In April 2008, Mr. Woodle became Chairman of the Board and Chief Executive Officer of Nano Horizons Inc., a nanotechnology company that specializes in producing Nano silver particles for anti-microbial applications. Prior to ARRIS’ acquisition of C-COR Incorporated in 2007, Mr. Woodle was C-COR’s Chairman and Chief Executive Officer, positions that he had held since 2000. Prior to joining C-COR, Mr. Woodle was Vice President and General Manager of Raytheon E-Systems/HRB Systems, and led merger transition efforts to successfully position that company in the wireless data telecommunications marketplace.

Director skills and qualifications:

Mr. Woodle brings significant experience in cable industry technology equipment sales and operations to the company including experience as Chairman and CEO of C-COR prior to its acquisition by ARRIS in 2007. Mr. Woodle’s experience includes the planning and execution of strategic merger and acquisition transition efforts at both C-COR and Raytheon E-systems/HRB systems.

Each of the nominees brings a wealth of relevant business experience that qualifies the nominee for service on the Board. The Board of Directors believes that these nominees provide a good cross-section of skills and experience to the Board of Directors and that the stockholders of the Company would be well-served by these nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES.

PROPOSAL 2

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF EXECUTIVE

COMPENSATION AS DISCLOSED IN THESE PROXY STATEMENT

The Board of Directors is submitting a “Say on Pay” proposal for stockholder consideration. The proposal enables our stockholders to cast an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables in this Proxy Statement. Stockholders previously voted to recommend a proposal that the frequency of these annual advisory votes be annual, and the Board has implemented that recommendation.

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our named executive officers reflects the following principles of our compensation program:

•	Competitive pay. Competitive compensation programs are required to attract and retain a high-performing executive team, particularly for a technology focused company. We target the 50th percentile of the Peer Group for our base pay and annual cash compensation.

•	Pay for performance. Our compensation program must motivate our executive officers to drive ARRIS’ business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period through equity compensation. The “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases with higher levels of performance) should be a significant component of an executive’s compensation.

•	Alignment with stockholders. Our executives’ interests must be aligned with the interests of our stockholders. Our compensation program should motivate and reward our executives to grow long-term stockholder value. We target the 75th percentile for our annual long-term equity awards, one-half of which are performance-based.

At the 2014 Annual Meeting of Stockholders, the advisory vote on executive compensation proposal (the “say on pay” vote) received significant stockholder support with approximately 95% of votes cast. The Committee considered these results and, reflecting on the changes previously made as a result of the Motorola Home acquisition, determined not to make any major changes to compensation plans and programs for fiscal year 2014. The Compensation Committee has decided to follow the same general policies and procedures described above in setting compensation for 2015.

The say-on-pay vote is an advisory vote only, and therefore, not binding on the Company or the Board of Directors. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP to serve as the independent registered public accounting firm of ARRIS Group, Inc. for the fiscal year ending December 31, 2015. This firm has audited the accounts of the Company since 1993. If stockholders do not ratify this appointment, the appointment will be reconsidered by the Audit Committee and the Audit Committee may consider other independent registered public accounting firms. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our and our stockholders’ best interests.

One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICTION OF THE APPOINTMENTOF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth, as of March 16, 2015, certain information with respect to the Common Stock of the Company that may be deemed beneficially owned by each director or nominee for director of the Company, the named officers set forth in the Summary Compensation Table and by all directors, executive officers and nominees as a group.

Beneficial Owner(1)	Shares Beneficially Owned(2)	Shares that may be acquired within 60 days	Total shares — percentage of class(3)
Alex B. Best	77,036	934	*
Harry L. Bosco	77,336	934	*
J. Timothy Bryan(4)	1,172	—	*
James A. Chiddix	40,936	934	*
Andrew T. Heller	19,036	934	*
Matthew B. Kearney(5)	67,036	934	*
Dr. Jeong H. Kim	1,050	1,050	*
Doreen A. Toben	7,536	934	*
Debora J. Wilson	33,736	934	*
David A. Woodle	63,887	934	*
Robert J. Stanzione	769,837	74,712	*
David B. Potts	72,498	27,573	*
Lawrence A. Margolis	428,596	27,121	*
Bruce McClelland	126,614	26,667	*
Lawrence Robinson	4,376	5,439	*
All directors, nominees and executive officers as a group including the above named persons (16 persons)	1,825,137	200,331	1.4%

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Includes an aggregate of 265,002 stock units awarded to directors (other than Mr. Stanzione) that convert on a one-for-one basis into shares of Common Stock at a time predetermined at the time of issuance.

(3)	The shares underlying all equity awards that may be exercised within 60 days are deemed to be beneficially owned by the person or persons for whom the calculation is being made and are deemed to have been exercised for the purpose of calculating this percentage.

(4)	Nominee standing for election for the first time at the Annual Meeting. Shares shown are held by the National Rural Telecommunications Cooperative (NRTC) for which Mr. Bryan may be deemed to beneficially own as a result of his service as CEO. Mr. Bryan disclaims beneficial ownership of the shares held by NRTC.

(5)	Mr. Kearney is not standing for reelection at the Annual Meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 16, 2015, with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power and the information below is based upon Securities and Exchange Commission (“SEC”) filings by the person.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
First Pacific Advisors, LLC(1)	11,007,763	7.6%
Google, Inc.(2)	9,703,500	6.7%
The Vanguard Group, Inc.(3)	9,376,884	6.5%
BlackRock, Inc.(4)	9,057,638	6.3%
Hotchkis and Wiley Capital Management, LLC(5)	7,899,818	5.5%

(1)	First Pacific Advisors, LLC has shared voting power with respect to 2,434,900 shares and shared dispositive power with respect to 11,007,763 shares. The address for First Pacific Advisors, LLC is 11400 West Olympic Blvd., Suite 1200, Los Angeles, CA 90064.

(2)	The address for Google, Inc. is 1600 Amphitheatre Parkway, Mountain View, California 94043.

(3)	The Vanguard Group, Inc. has sole voting power with respect to 85,930 shares, sole dispositive power with respect to 9,300,654 shares, and shared dispositive power with respect to 76,230 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.

(4)	BlackRock, Inc. has sole voting power with respect to 8,693,458 shares and sole dispositive power with respect to 9,057,638 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	Hotchkis and Wiley Capital Management, LLC has sole voting power with respect to 7,368,518 shares and sole dispositive power with respect to 7,899,818 shares. The address for Hotchkis and Wiley Capital Management, LLC is 725 S. Figueroa Street, 39th Fl, Los Angeles, CA 90017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company or filed with the SEC and written representations that no other reports were required, for the fiscal year ended December 31, 2014 all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed other than a Form 3 with respect to Dr. Jeong Kim’s appointment as a director that was not timely filed.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in 1st Column)(3)
Equity compensation plans approved by security holders	8,778,797	$11.97	18,081,990
Equity compensation plans not approved by security holders	—	—	—
Total	8,778,797	$11.97	18,081,990

(1)	The total number of securities to be issued upon exercise of outstanding options, warrants and rights consists of stock options of 38,000 and, upon vesting, restricted shares of 8,740,797.

(2)	The weighted-average exercise price is calculated on the outstanding options and does not include restricted stock or rights with no exercise price.

(3)	Represents securities available for future issuance under current plans. 15,052,781 stock options or 8,049,616 restricted shares are available under for issuance the ARRIS 2011 Stock Incentive Plan. The ARRIS 2011 Stock Incentive Plan has been designed to allow for flexibility in the form of awards; awards denominated in shares of common stock other than stock options and stock appreciation rights will be counted against the plan limit as 1.87 shares for every one share covered by such an award. 2,878,114 shares are available for issuance under the 2001 Employee Stock Purchase Plan, which is in compliance with Section 423 of the U.S. Internal Revenue Code. 151,095 shares are available for issuance under the BigBand Networks, Inc. 2007 Equity Incentive Plan.

BOARD AND COMMITTEE MATTERS

Director Independence

For purposes of determining the independence of its directors, the Board of Directors has adopted the definition of independence used in the listing standards of The NASDAQ Stock Market. It also considers the definitions of independence used in the Internal Revenue Code and Exchange Act for purposes of determining whether members of the Audit Committee and Compensation Committee are independent. In making determinations, the Board of Directors considers that in the ordinary course of business, transactions may occur between the Company and companies at which some of the directors are or have been outside directors. The

Board of Directors determines whether such transactions share any implications to the director’s independence. A copy of the director independence standards is available on the Company’s website at www.arris.com under the caption Investor Relations: Corporate Governance. Based upon these standards, the Board of Directors has determined that all of the directors and nominee, other than Robert J. Stanzione, meet the independence requirements for the committees on which they serve and for the Board. Mr. Stanzione, as the Company’s Chief Executive Officer and President, is not considered independent for any purpose.

Compensation of Directors

Cash Fees.    The non-employee directors receive director fees that consist of:

•	an annual cash retainer of $60,000, paid in equal quarterly installments;

•	$1,500 for each committee meeting attended, in person or via teleconference; and

•	$1,250 for each board meeting attended in person or via teleconference.

The Lead Independent Director was paid an additional annual cash retainer of $20,000. Each member of the Audit Committee was paid an additional annual cash retainer of $10,000, and the respective Chairpersons of our Board committees will continue to be paid the following additional annual cash retainers:

•	Audit Committee: $20,000;

•	Compensation Committee: $15,000; and

•	Nominating and Corporate Governance Committee: $10,000.

In connection with any ad-hoc committee formed by the Board from time to time, the compensation paid to the members of the committee is set by the Board and is based on the expected time required by the committee members in carrying out the responsibilities delegated to the ad hoc committee. In 2014, the Board created an ad hoc technology committee. The fees paid to the members of that committee, which completed its work in 2014, are included in the Director Compensation Table below.

Stock Awards and Minimum Holding Requirement.    Each non-employee director also receives annual compensation paid in the form of stock units. Stock units vest in fourths in sequential calendar quarters. The number of units is determined by dividing the dollar amount of the award by the closing price of the Company’s Common Stock on the trading day preceding the day of grant rounded to the nearest one hundred units. One-half of the number of stock units converts, on a one-for-one basis, into shares of the Company’s Common Stock when such director is no longer a member of the Board. The remaining units convert, on a one-for-one basis, into shares of the Company’s Common Stock at a date selected by the individual director. The number of stock units that are granted to directors that they do not convert until no longer a director — i.e., a “hold until retirement” period — functions as a minimum holding requirement. The number of units held by each director that do not convert until he or she is no longer a director is set forth in the Director Compensation Table below. In addition, the Company’s Stock Ownership guidelines require directors to own three times their annual cash retainer ($60,000). For this purpose, stock units that have vested but not converted are treated as owned. Directors are given five years to obtain this ownership level initially or if they become non-compliant for example because of a change in stock value. The Compensation Committee reviews compliance with the guideline annually. As of March 16, 2015, nine of the ten current Board members had already met this guideline and the remaining member was on track to obtain compliance within the five year time period.

For 2014, the stock unit portion of director compensation was $120,000. Over the past several years, the stock unit portion of director compensation was made in two separate grants. Consistent with that practice, for 2014, $60,000 of the total $120,000 stock unit director compensation was issued as of January 2, 2014. Subsequent to that grant, the Compensation Committee recommended, and the Board approved, moving to a single annual grant for the stock unit portion of director compensation. To phase in the change to a single annual grant, a grant of stock units in the amount of $90,000 was made on July 1, 2014, vesting $15,000 of value at the end of the third and fourth quarters of 2014 and $30,000 at the end of first and second quarters of 2015. For 2015, the stock unit portion of director compensation will remain $120,000 and a grant for the full amount is expected to be made in July 2015, which grant will vest over the succeeding four quarters.

Reimbursements.    Directors are reimbursed for reasonable expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. Directors also are reimbursed for reasonable expenses associated with other business activities related to their Board of Directors service, including participation in director education programs, attendance of industry functions and memberships in director organizations.

Liability Insurance.    The Company maintains customary directors’ and officers’ liability insurance and is obligated under its Bylaws to indemnify its officers and directors under certain circumstances.

Director Compensation Table.    The following table sets forth information about the compensation paid to the non-employee members of the Board of Directors for the last fiscal year.

2014 Director Compensation
Name(1)	Fees Earned or Paid in Cash($)		Stock Awards ($)(2)	Total Compensation ($)	Shares Held Until Board Retirement
Alex B. Best(8)	83,750		152,298	236,048	40,086
Harry L. Bosco(8)	124,250		152,298	276,548	70,736
James A. Chiddix(8)	92,250	(3)	152,298	244,548	22,468
Andrew T. Heller(8)	140,078	(4)	152,298	292,376	9,518
Matthew B. Kearney(5)(8)	110,847		152,298	263,145	49,286
Dr. Jeong Kim(6)	51,662	(3)	137,172	188,834	2,100
Doreen A. Toben(8)	98,250		152,298	250,548	7,536
Debora J. Wilson(8)	91,250		152,298	243,548	13,086
David A. Woodle(8)	77,346		152,298	229,644	51,236

(1)	Mr. Stanzione, as an employee of the Company, receives no additional compensation for his service as a member of the Board.

(2)	Each director, other than Dr. Kim who joined the Board in May 2014, was granted 2,500 and 2,800 stock units on January 2, 2014 and July 1, 2014, having grant date fair values of $60,850 and $91,448, respectively, calculated based on the fair market value of our common stock on the applicable grant date.

(3)	Includes $6,000 in board fees paid for service on an ad hoc technology committee formed by the Board in 2014.

(4)	Includes $63,750 in fees paid for chairing an ad hoc technology committee formed by the Board in 2014.

(5)	Mr. Kearney is not standing for reelection at the Annual Meeting.

(6)	Dr. Kim joined the board in May 2014. The number of stock units granted in fiscal year 2014 was 4,200, having an aggregate grant date fair value of $137,172.

(7)	The value of perquisites and other personal benefits was less than $10,000 in the aggregate for each non-employee director.

(8)	The aggregate number of restricted stock awards outstanding at December 31, 2014 for each of the director are as follows: 41,950 stock units for Mr. Best; 72,600 stock units for Mr. Bosco; 24,332 stock units for Mr. Chiddix; 11,382 stock units for Mr. Heller; 51,150 stock units for Mr. Kearney; 4,200 stock units for Dr. Kim; 9,400 stock units for Ms. Toben; 14,950 stock units for Ms. Wilson and 53,100 stock units for Mr. Woodle.

Committees of the Board of Directors

The Board has delegated certain functions to three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees has a written charter that is available on the Company’s website at www.arris.com. The following is a summary of the principal responsibilities and other information regarding each of the committees:

Committee	Principal Responsibilities and Other Information
Audit Committee

•    Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee,” included in this Proxy Statement.

•    The Board of Directors has determined that each of its Audit Committee members is independent and financially literate as defined by the SEC and the current listing standards of The NASDAQ Stock Market.

•    The Board has identified each of Mr. Kearney and Ms. Toben as “audit committee financial expert,” as defined by the SEC.

Compensation Committee

•    Determines the compensation for our executive officers and non-employee directors, establishes our compensation policies and practices, and reviews annual financial performance under our employee incentive plans.

•    Generally exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and stock grants, except as relates to the Chairman and Chief Executive Officer, in which case the entire Board of Directors approves or ratifies all said compensation matters.

Nominating and Corporate Governance Committee

•    Identifies individuals qualified to become directors and recommends candidates to the Board of Directors.

•    Supervises the conduct of director self-evaluation procedures including the performance of an anonymous survey of directors as to the Board’s processes and effectiveness and governance practices in general.

•    Together with the Board actively review succession issues and plans for both management and the Board of Directors.

Committee Composition and Meeting Attendance

The following table shows the current membership of each standing committee and the number of meetings held by each committee during 2014. The Company will determine the composition and chair positions of the respective committees for 2015 following the Annual Meeting.

Director	Audit	Compensation	Nominating and Corporate Governance
Alex B. Best		X	X
Harry L. Bosco	X	X
James A. Chiddix			Chair
Andrew T. Heller			X
Matthew B. Kearney(1)	X
Dr. Jeong Kim		X
Robert J. Stanzione
Doreen A. Toben	Chair
Debora J. Wilson		Chair
David A. Woodle	X
Total meetings in 2014	11	5	5

(1)	Mr. Kearny is not standing for reelection at the Annual Meeting.

During 2014, the Board held five meetings and each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he or she served while a member thereof.

The Company has not adopted a formal policy on Board members’ attendance at annual meetings of stockholders; however, all directors are encouraged to attend the meetings. A majority of the Company’s directors attended the 2014 annual meeting of stockholders held on May 14, 2014.

Identification and Evaluation of Director Nominees

With respect to the Nominating and Corporate Governance Committee’s evaluation of director nominee candidates, the Committee considers each candidate on his or her own merits. In evaluating candidates, there are a number of criteria that the Committee generally views as relevant and is likely to consider. Some of these factors include the candidate’s:

•	career experience, particularly experience that is germane to the Company’s business, such as telecommunications products and services, legal, human resources, finance, marketing, and regulatory experience;

•	whether the candidate is an “audit committee financial expert” (as defined by the SEC);

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	ability to work collegially with others;

•	whether the candidate is independent;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Board — the Board values continuity (but not entrenchment).

The Committee does not assign a particular weight to the individual factors. Similarly, the Committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide stockholders with a diverse and experienced Board of Directors.

With respect to the identification of nominee candidates, the Board recommends candidates whom they are aware of personally or by reputation. The Committee from time to time also utilizes a recruiting firm to assist in the process.

The Committee welcomes recommendations from stockholders. The Committee evaluates a candidate for director who was recommended by a stockholder in the same manner that the Committee evaluates a candidate recommended by other means. In order to make a recommendation, the Committee asks that a stockholder send the Committee:

•	a resume for the candidate detailing the candidate’s work experience and credentials;

•	written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Policy on Business Ethics and Conduct and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Policy or required a waiver, (4) is, or is not, “independent” as that term is defined in the NASDAQ listing standards (a copy of which are available on our website), and (5) has no plans to change or influence the control of the Company;

•	the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references, including contact information; and

•	any other information relating to the candidate required to be disclosed in a Proxy Statement for election of directors under Regulation 14A of the Exchange Act.

This information should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024, who will forward it to the chairperson of the Committee. The Committee does not necessarily respond to recommendations. The nomination must be accompanied by the name and address of the nominating stockholder and must state the number of shares held. For potential nominees to be considered at the 2016 annual stockholders’ meeting, the Corporate Secretary must receive this information by December 15, 2015.

In addition to the procedures described above for recommending prospective nominees for consideration by the Committee, stockholders may directly nominate directors for consideration at any annual meeting of stockholders.

Lead Independent Director

The Company’s Governance Guidelines provide that at any time the Board of Directors does not have an Independent Chairman, the Board of Directors must have a Lead Independent Director. The Lead Independent Director presides over Executive Sessions of the Board of Directors and other meetings where the Chairman is not present. The Lead Independent Director also approves the agenda for Board meetings and approves the information sent to the Board. He also is the liaison between the Chairman and the independent directors and may call meetings of the independent directors. Lastly, he is available for consultation and direct communications, if so requested by a major stockholder and has various other communications and administrative responsibilities. The Company believes that having the Chief Executive Officer serve as Chairman, and having a separate Lead Director, is important because it best reflects the Board’s intent that the Chief Executive Officer function as the Company’s overall leader, while the Lead Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chairman. The resulting structure sends a message to our employees, customers and stockholders that we believe in having strong, unifying leadership at the highest levels of management, but that we also value the perspective of our independent directors and their many contributions to our Company. Mr. Bosco is the company’s Lead Independent Director and has served in that capacity since the Company’s 2012 Annual Meeting.

Consideration of Risks Facing the Company

On a periodic basis, the Company’s management reviews the primary risks that the Company faces and assesses the adequacy of the means through which the Company manages those risks. Some risks, such as the focus of the Company’s business on the broadband communications industry and its significant sales to the dominant service providers are intrinsic to its business and are largely unavoidable without a significant change in strategic focus. Others, such as the risk of property damage or business interruption from weather or other causes are managed through maintaining insurance of types and at levels that the Company believes are reasonable given the nature of its assets and business and through the maintenance of backup storage and processing capability offsite. Still others, such as credit risk, currency risk and country risk, are actively managed through policies and oversight designed to minimize the Company’s ultimate exposure to loss. On an annual basis, the Company’s management, as part of its strategic planning process and annual budget process, reviews with the Board of Directors (and with the Audit Committee with respect to certain financial risks) the risks that it considers the most significant as well as the approaches used to manage or mitigate those risks. In addition, the

Board of Directors (and the Audit Committee with respect to financial risks) informally considers risk-related matters on a more frequent basis and also in connection with its consideration of specific transactions and issues. Similarly, on at least an annual basis, the Company’s management, as part of the annual budget process, reviews with the Board of Directors technological developments affecting the industry and the research and development programs that respond to those developments and risks.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is currently or has served as an executive officer or employee of the Company and none of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during the year ended December 31, 2014.

Communication with the Board

Stockholders may communicate with the Board of Directors, including the Lead Independent Director, by sending a letter to the ARRIS Group, Inc. Board of Directors, c/o Corporate Secretary, ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024. The Corporate Secretary will submit the correspondence to the Lead Independent Director or to any specific director to whom the correspondence is directed.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young LLP, the Company’s independent auditor for 2014, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2014 and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. The Committee has discussed with Ernst & Young the matters that are required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) standards. Ernst & Young has provided to the Audit Committee the written disclosures and the PCAOB-required letter regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee has discussed with Ernst & Young that firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company is compatible with Ernst & Young’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2014 be included in the Company Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. In addition, we have appointed Ernst & Young as the Company’s independent registered public accounting firm for calendar year 2015, subject to stockholder ratification.

This report is provided by the following independent directors, who comprise the Audit Committee:

Doreen A. Toben, Chairperson

Harry L. Bosco

Matthew B. Kearney

David A. Woodle

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this Proxy Statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Highlights

Main-stream targets designed to align with stockholder interests:

•	50th percentile of peer group for base salary and annual incentives

•	75th percentile for equity-based compensation (and one half of the awards are performance based)

Chief Executive Officer:

•	Base salary is approximately 16% of target compensation

•	85% of target compensation is performance based, share-linked, or both

•	65% of compensation is deferred over three or four years and is market-based

Performance-based focus for all NEOs:

•	All annual incentive payouts and one-half of long-term equity awards are performance-based (which could result in 0 to 200% payout relative to target)

•	All annual and long-term incentives have well defined maximum payouts in order to prevent out-sized payouts

•	Performance-based equity awards are tied to total stockholder return over a three year period

Conservative employment agreements:

•	Maximum termination payout is two years, except for our Chief Executive Officer, for whom it is three years

Stock ownership:

•	Meaningful stock ownership guidelines: 6x for the CEO, 2x to 3x for the remaining NEOs and 3x for the directors

•	No hedging — no pledging policy

Other practices consistent with “best practices”:

•	No meaningful perquisites

•	Robust and long-standing claw-back policy

•	No discounted stock awards, reloads or repricing without stockholder approval

•	Annual advisory votes

•	Directors must hold until retirement one-half of the stock units they receive as director compensation

Recent changes:

•	Eliminated the MBO (or individually assigned objectives) portion of the annual incentive bonuses, making such bonuses based solely on financial objectives

•	Increased the annual target bonus for the NEOs other than Mr. Stanzione to better align with our overall compensation philosophy

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Overview

This CD&A describes the major elements of our compensation program for the named executive officers (“NEOs”). This CD&A also discusses the objectives, philosophy and decisions underlying the compensation of the NEOs. The CD&A should be read together with the executive compensation tables and related footnotes found later in this Proxy Statement.

Authority over compensation of the Company’s senior executives is within the province of the Compensation Committee. The Compensation Committee is composed entirely of independent directors, as determined under the applicable NASDAQ listing standards and Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews and approves executive compensation programs and specific compensation arrangements for the executive officers. The Compensation Committee reports to the Board, and all compensation decisions with respect to the Chief Executive Officer are reviewed and approved by the whole Board, without participation by the Chief Executive Officer.

Programs and Objectives and Reward Philosophy

Our Compensation Committee is guided by the following key objectives and reward philosophies in the design and implementation of our executive compensation program:

•	Competitive pay. Competitive compensation programs are required to attract and retain a high-performing executive team, particularly for a technology focused company. We target the 50th percentile of the peer group for our base pay and annual cash compensation.

•	Pay for performance. Our compensation program must motivate our executive officers to drive ARRIS’ business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period through equity compensation. The “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases with higher levels of performance) should be a significant component of an executive’s compensation.

•	Alignment with stockholders. Our executives’ interests must be aligned with the interests of our stockholders. Our compensation program should motivate and reward our executives to drive performance which leads to the enhancement of long-term stockholder value. We target the 75th percentile for the annual long-term equity awards, one-half of which are performance based.

The principal elements of our executive compensation program are:

•	base salary;

•	annual, performance-based cash incentives (“Bonus”);

•	annual long-term equity incentives;

•	the use of performance metrics in one-half of our long term equity incentives to align executive compensation with growing long-term stockholder value;

•	benefits and perquisites; and

•	a change in control severance pay plan and other severance pay arrangements and practices.

Key Considerations

In applying these program objectives and reward philosophies, the Compensation Committee takes into account the key considerations discussed below:

Competitive Market Assessment.    We regularly, but not necessarily annually, conduct a competitive market assessment with an independent compensation consultant for each of the three primary elements of our executive compensation program. Longnecker and Associates, Inc. were engaged for this purpose in connection with the annual compensation decisions for senior executives for the 2012, 2013 and 2014 years. In setting executive compensation levels, the Compensation Committee reviewed market data from the following sources:

•	Peer Group Information. The Compensation Committee considered information from the proxy statements of “peer group” public companies, which is composed primarily of communications infrastructure companies. The peer group was selected by the Compensation Committee based on input from Longnecker and Associates, Inc. For 2014, the peer group consisted of:

Amphenol Corporation	JDS Uniphase Corporation
Anixter International Inc.	Juniper Networks, Inc.
Brocade Communications Systems, Inc.	NCR Corporation
Ciena Corporation	Net App, Inc.
EchoStar Corp.	Pitney Bowes Inc.
F5 Networks, Inc.	Telephone & Data Systems Inc.
Frontier Communications Corp.	NW Telecom Inc.
Harris Corporation

•	Survey Data. Survey data as reviewed by our third party consultants from various sources also were utilized, including the following:

•	Economic Research Institute, 2014 Executive Compensation Assessor

•	Towers Watson 2013/2014 Top Management Compensation

•	Mercer, Inc. 2013 US General Benchmark Survey

•	Kenexa 2014 CompAnalyst

•	World at Work 2013/2014 Total Salary Increase Budget Survey

•	IPAS, Global Technology Survey

•	Information from an independent compensation consultant. Our Compensation Committee also considers the recommendations and market data provided by Longnecker & Associates, the independent compensation consultant retained by the Compensation Committee.

The primary use of this data is to inform and confirm that the compensation and benefit level decisions of the Compensation Committee are consistent with industry levels generally and the Compensation Committee goals described in this Proxy Statement.

Our Financial and Strategic Objectives.    Each year our management team develops an annual operating target plan or budget for the next fiscal year for review and approval by our Board of Directors. The Compensation Committee utilizes the financial plan in the development of compensation plans and performance goals for our NEOs for the next target year.

Considerations for Mr. Stanzione.    In setting the compensation arrangements for Mr. Stanzione, the primary factors considered by the Compensation Committee include:

•	An assessment of his skill set, experience and recent performance, as well as his performance over a sustained period of time (based on evaluations from the entire Board);

•	The financial and strategic results achieved by ARRIS for the last year relative to the pre-established objectives in our annual operating plan;

•	The integration of the Motorola Home acquisition;

•	Strategic and operational factors critical to the long-term success of our business;

•	The competitive market survey information described above; and

•	Guidance from the Compensation Committee’s independent compensation consultant.

Considerations for Other Named Executive Officers.    The Compensation Committee considers the same factors in setting the compensation arrangements for each of the other NEOs as well as:

•	Mr. Stanzione’s assessment and recommendation of the NEO’s individual performance and contributions to our performance for the most recent year as well as the performance and contributions made over a sustained period of time (through both positive and negative business cycles); and

•	An evaluation of the skill set and experience of each NEO, including an assessment of how effective or unique the skill set is, how difficult it would be to replace and the relative importance of that particular skill set to the accomplishment of our business objectives and each named executive’s ability to assume additional responsibility.

Accounting, Tax and Financial Considerations.    The Compensation Committee carefully considers the accounting, tax and financial consequences of the executive compensation and benefit programs implemented by us. These were important considerations in connection with the design of the following compensation programs:

•	Our Stock Incentive Plan (“SIP”) and Annual Incentive Plan (“AIP”) were designed to generally allow for tax-deductibility of performance-based stock awards, stock options, and annual cash incentive awards, under Section 162(m) of the Internal Revenue Code. The AIP and the issuance of grants and awards under the SIP are topics discussed in greater detail later in this CD&A.

•	We have taken steps to ensure that our supplemental retirement plans and executive employment agreements, including change in control, comply with the regulations on non-qualified deferred compensation under Section 409A of the Internal Revenue Code.

•	In recent years, the Compensation Committee has determined not to use stock options for long-term equity incentives. Since 2008, all awards have been made in the form of restricted stock with one-half of the awards granted to senior executives in the form of performance-based restricted shares. Given the increasing trend in favor of using restricted shares instead of stock options, it is anticipated that future long-term equity awards will continue to be in the form of restricted shares (including performance shares for senior executives) and not stock options. The timing and amount of expense recorded for each of these various forms of equity awards will vary depending on the requirement of stock-based compensation accounting. The use of these various forms of long-term equity compensation awards for each of our NEOs is discussed in greater detail later in this CD&A.

•	The Company has a long-standing “clawback policy” that enables the Company to recoup compensation paid to certain executives if that compensation was based on (i) financial results or operating metrics satisfied as a result of fraudulent or illegal conduct of the Executive, or (ii) intentional misconduct that materially contributes to improper or incorrect financial data. The policy is effective with respect to compensation for the year 2009 and following. The policy is discussed more fully later in this Proxy Statement.

Additional Information and Considerations

The Role of the Compensation Committee and Its Use of Advisors.    A summary of the role of the Compensation Committee is found under Board and Committee Matters in this Proxy Statement. For more information on the role and responsibilities of the Compensation Committee, we encourage you to review the Compensation Committee charter, which is available on our website at www.arris.com under the caption “Investors.” Annually, the Compensation Committee reviews the independence of each of its advisors and confirms that any executive compensation consultant used by the Committee is independent.

The Compensation Committee charter permits the Compensation Committee to engage independent outside advisors to assist the Compensation Committee in the fulfillment of its responsibilities. The Compensation Committee engages an independent executive compensation consultant for information, advice and counsel. Typically, the consultant assists the Compensation Committee by providing an independent review of:

•	Our executive compensation policies, practices and designs;

•	The mix of compensation established for our NEOs as compared to external benchmarks;

•	Market trends, survey data and competitive and best practices in executive compensation; and

•	The specific compensation package for Mr. Stanzione and other NEOs.

Since 2008, the Compensation Committee has engaged Longnecker and Associates as its independent executive compensation consultant. In connection with the 2012, 2013 and 2014 compensation decisions for senior executives, Longnecker and Associates was retained to review base salaries, annual incentives and long-term equity incentives. The selection of Longnecker and Associates was made directly by the Compensation Committee. For 2015, the Compensation Committee does not intend to make significant changes to the executive compensation strategy and program. Further, with respect to the NEOs, no increases in bases salaries for 2015 have been or are expected to be made. As a result, the Compensation Committee does not expect to utilize the services of Longnecker and Associates or any other compensation consultants.

The Role of Executive Management in the Process of Determining Executive Compensation.    Mr. Stanzione makes recommendations to the Compensation Committee regarding executive compensation decisions for the other NEOs. Mr. Margolis, our Executive Vice President of Law and Administration and Secretary, is responsible for administering our executive compensation program. Mr. Potts, our Chief Financial Officer, provides information and analysis on various aspects of our executive compensation plans, including financial analysis relevant to the process of establishing performance targets for our annual cash incentive plan and the cost of long-term equity incentive plans. Although members of our management team participate in the process of determining executive compensation, the Compensation Committee also meets in executive session without any members of the management team present and may also meet independently with the independent compensation consultant. The Compensation Committee makes the final determination of the executive compensation package provided to each of our NEOs subject, in the case of Mr. Stanzione, to full Board approval.

Equity awards are granted annually, generally between March and April depending on board meeting schedule, stockholder approval of new equity plans and other factors. The Compensation Committee has determined that grant dates should occur as early as practicable after final budgets for the new year have been approved by the Board of Directors and after year-end results have been announced to the public. Equity grants and annual compensation adjustments, and incentive plan performance criteria, generally will be decided simultaneously, although they may be implemented at various times. (For example, base salary increases generally are effective April 1, while bonuses generally are paid earlier.) The exercise price for options and fair value for restricted stock are the closing price of the Common Stock on the date of grant.

Annual Cash Incentives

Annual cash bonuses are tied to Company performance. Annual bonus targets for senior executives have been established as a percentage of base pay level including the annual raise, if any, in the relevant years. For 2014, Mr. Stanzione’s bonus target was 125% of base salary. The remaining senior executives’ annual bonus targets were 80% of base salary, an increase over the annual bonus target of 75% used in 2013. The maximum bonus payout for each of the NEOs is 200% of the annual bonus target.

The Compensation Committee seeks to establish variable pay in the form of annual cash bonus opportunity at approximately the 50th percentile market levels of our peer group based on the analysis described above. The Compensation Committee believes that the variable pay target should be set at this level and, to strongly align executive pay with the performance of the Company, that the actual payout should range from 0% to 200%. The Compensation Committee believes based on the analysis and review of its independent compensation consultant that the 2014 bonus targets for the senior executives are, in the aggregate, at approximately the 50th percentile.

Beginning in 2014, 100% of the annual incentives for the NEOs are based on targeted financial performance objectives developed by management and approved by the Board of Directors. In reviewing the budget, the Board of Directors considers, in addition to the detailed budget as presented, expected capital expenditure trends in the broadband communications industry and the Company’s market share and market share growth. For 2014, the MBO (or individually assigned objectives) portion of the bonus was eliminated, and the bonus was based 50% on the budget target for adjusted direct operating income and 50% on the budget target for revenue. Actual payouts depend on results relative to the established objectives as detailed in the table below with straight-line interpolation between levels.

Adjusted Direct Operating Income Component (50% of Total Bonus)		Revenue Component (50% of Total Bonus)
Percentage of Target Achieved	Payout Percentage	Percentage of Target Achieved	Payout Percentage
Below 80%	0%	Below 85%	0%
80%	25%	85%	25%
90%	50%	90%	50%
100%	100%	100%	100%
120% or greater	200%	110% or greater	200%

The 2014 target for consolidated adjusted direct operating income (50% of the bonus) that would yield 100% payment of this component of the financial performance portion of the targeted bonus for NEOS was $476 million. Actual adjusted direct operating income performance for 2014 was approximately 132% of the target performance, and, accordingly, this component of the financial performance portion of the bonus payout was 200%. The target revenue component of the financial performance target (50% of the bonus) for 2014 was based on a revenue target of $4.7 billion. Actual 2014 performance was approximately $5.3 billion, which was approximately 113% of target and yielded a 200% payout. As a result, the combined financial performance yielded a 200% payout.

In alignment with the Company’s strategy to strongly link pay to performance, historical bonus payouts have ranged from 0% to the maximum based on the Company’s performance against the criteria then in effect. In 2012 and 2013, payouts versus target for the financial components of the bonus (which represented 80% of the bonus target prior to the elimination of the MBO portion in 2014) were approximately 92% and 83% of target, respectively. In 2014, the Company achieved outstanding financial results, which resulted in the payment of the maximum bonus amounts. The volatile and challenging industry and market conditions in which we operate contributes to significant variations in annual performance against goals and incentive payout amounts against the target level of payout.

For 2015, the Compensation Committee has determined that annual bonus should again be based on the financial metrics described above, namely 50% on revenues and 50% on adjusted direct operating income.

The dollar amount of annual cash incentive bonus paid in 2014 to each of our NEOs is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table appearing later in this Proxy Statement.

The Compensation Committee has the authority to adjust bonuses, including additions to the bonuses earned (or pay bonuses when no bonus has been earned) under the bonus plan. The Committee may consider any of a number of elements such as individual performance, business unit performance, relative performance to competitors, strategic accomplishments, the level of work or sacrifice required in the relevant year, years of service with the Company and other factors. The Company does not have a formal policy for payments above the amounts established under the bonus plans. The Compensation Committee also may adjust the performance criteria if circumstances dictate (e.g., acquisitions, financings or other items that may not have been incorporated in the budget and therefore might require adjustment). No adjustments were made by the Compensation Committee to the bonuses paid to the NEOs in 2014.

Long-Term Equity Incentives

We make long-term equity incentive awards to our executive officers each year. The primary objectives of our equity incentive program are to:

•	Align the interests of our executive officers with the interests of our stockholders through stock awards which have multi-year vesting requirements and which provide a significant incentive for executives to focus on increasing long-term stockholder value;

•	Provide a total compensation package that is competitive based upon our assessment of the market data described earlier in this CD&A; and

•	Provide financial incentive to retain our executives over a multi-year period.

The long-term incentive compensation for NEOs in recent years has consisted of grants of restricted stock with time-based vesting and performance-based restricted stock. Previously, long-term incentive compensation consisted predominantly of stock options. The Company has used restricted stock to reduce the share dilution associated with option grants since restricted stock awards use fewer shares than comparably valued stock option awards. Moreover, recent changes in accounting standards require that stock options as well as restricted stock be expensed. Prior to these changes, the Company, like most companies, utilized primarily stock options to take advantage of the then available favorable accounting treatment for stock options. The Company has used restricted shares instead of stock options also to maintain retention incentive even in challenging periods when our stock price may has been depressed.

The Compensation Committee establishes an aggregate value for equity grants for Company-wide distribution focusing on cost to be reflected in the Company’s financial statements, the annual grant level as a percent of shares outstanding and, using the dollar value of the aggregate grants as a percentage of the Company’s total market capitalization and factors in the advice of its executive compensation consultant. A value expressed in dollars was allocated to the NEOs based on the survey data concerning long term incentive values for senior executives in comparable positions and the level of expense and dilution the Compensation Committee deemed appropriate. The value was awarded in shares of restricted stock. For Mr. Stanzione, the target value for long-term incentives previously ranged from 250% to 350% of base salary, and for the other senior executives, the value has ranged from approximately 190% to 250% of base salary. The Compensation Committee seeks to establish long-term incentive targets for senior executives, at approximately the 75th percentile levels of the peer group and survey analysis described above to emphasize long term stock appreciation. In connection with its 2013 compensation review, the Compensation Committee determined, based on its review of survey data, that awards of long-term incentives in 2013 for the NEOs in the aggregate were modestly below the 50th percentile level. As a result, for 2014 the target value for equity awards to Mr. Stanzione was increased to 450% and for the other NEOs target values were increased to a range of 250% to 275% of base salary, which place these awards in the aggregate at approximately the 75th percentile. For 2015, no increases in the target value of awards were made or are expected.

One-half of the restricted stock awarded to the senior executives since 2008 have been in the form of performance shares. The remaining shares of restricted stock vest equally over a four year period.

The performance criteria for performance shares is based on the Company’s total stockholder return (“TSR”) as compared to the stockholder return of the NASDAQ composite over a three year period (the “TSR measurement”) beginning with the calendar year of grant. The TSR measurement allows for payment from 0% and 200% based on underperforming, meeting or exceeding the NASDAQ composite three year return as set forth in the following table with straight-line interpolation between levels.

Number of Percentage Points by which the Company’s TSR Outperforms/Underperforms the NASDAQ Composite Over the Measurement Period	Percentage of Performance Shares Vested
More than 25 pts. below the Composite	0%
25 pts. below the Composite	50%
Equal to the Composite	100%
25 pts. or more above the Composite	200%

For the performance shares granted in 2012, the TSR measurement period ended on December 31, 2014. Over that period, the Company’s total stockholder return (approximately 109%) outperformed the NASDAQ composite over the same period (approximately 55%) by approximately 44 points, resulting in the 2012 performance share grants vesting at the 200% level on January 31, 2015. The 2013, 2014 and 2015 performance share grants will vest on January 31, 2016, 2017 and 2018, respectively.

The specific numbers of restricted stock that were granted to each of our NEOs in 2014 are set forth on the table entitled “Grants of Plan-Based Awards” in the executive compensation tables found later in this Proxy Statement.

Risk Considerations

The Compensation Committee’s approach to compensation beyond base salary focuses heavily on company-wide and long-term performance. For instance, for 2014, 100% of the incentives underlying annual cash bonuses payable to the NEOs were tied to Company performance, in particular consolidated adjusted direct operating income and consolidated revenue. Since this metric has a company-wide focus, the Compensation Committee does not believe that it generally incentivizes high risk behavior by members of our management team in the same way, or to the extent, that annual bonuses based upon narrowly focused individual performance might. Similarly, the Company’s equity awards consist of restricted stock with four-year time-based vesting and, for senior executives, performance-based restricted stock that vests based upon a three year total stockholder return measurement. The performance of both compensation elements generally reflects the overall market performance of the Company’s stock over a substantial period of time. The Compensation Committee does not believe that this structure of equity awards incentivizes high risk behavior. Moreover, the level of compensation and awards, although highly competitive, are not believed to be large enough to induce high risk behavior or to distort the application of normal mature business judgment. Our compensation schemes are designed to be in place over several years and the Committee believes they are designed to reward sustained long term profitable growth of the Company. As a result, the Compensation Committee does not believe that the Company’s compensation programs for senior management are likely to lead to management’s taking on more risks than are appropriate from a sound business judgment prospective.

Executive Stock Ownership Guidelines; Prohibition on Hedging and Pledging

The Company’s Share Ownership Guidelines require each senior executive to own shares having a value equal to a multiple of the senior executive’s annual base salary. The multiple is six times base salary for Mr. Stanzione; three times base salary for Messrs. Margolis and Potts; and two times base salary for Messrs. McClelland and Robinson. Each officer has five years to meet the guideline, and generally must retain one-half of the restricted shares, after tax, that vest and one-half, after tax, of the shares purchased on exercise of options until the guideline is reached. The five year period to meet the guideline also applies to changes in the required number of shares due to changes in the share price or applicable base salary. The Compensation Committee reviews compliance with the guideline annually. As of December 31, 2014 all senior executives met the guideline or were on track to reach compliance within the five year period.

Under the terms of the Company’s insider trading policy, all officers, including the NEOs, and directors are prohibited from (1) hedging any of the Company’s equity securities (which include shares of the Company’s common stock and options or other securities exercisable for, convertible into, settled in or measured by reference to, any other equity security) or (2) pledging a significant number of the Company’s equity securities. For purposes of the policy, “hedging” includes any instrument or transaction, including put options, swaps and forward-sales contracts, through which the officer or director offsets or reduces exposure to the risk of price fluctuations in the corresponding equity security. With respect to the pledging prohibition, the amount of equity securities that is considered “significant” is the lesser of 1% of the Company’s outstanding shares and 50% of the equity securities held by applicable officer or director.

SUMMARY COMPENSATION TABLE

The summary compensation table below presents the “total compensation” earned by our NEOs during 2012, 2013 and 2014. This amount is not the actual compensation received by our NEOs. In addition to cash and other forms of compensation actually received, total compensation includes the amount of the annual change in actuarial present value of accumulated pension benefits that will not be paid, or begin to be paid, until retirement, and the calculated dollar amounts set forth in the “Stock Awards” column. The compensation expense included in the “Stock Awards” column likely will vary from the actual amounts ultimately realized by any NEO based on a number of factors, including the number of shares that ultimately vests, the timing of any sale of shares, and the price of our stock. The actual value realized by our NEOs from stock awards during 2014 is presented in the “Option Exercises and Stock Vested” table below. Details about the equity awards granted to our NEOs during 2014 can be found in the Grants of Plan-Based Awards table below.

Summary Compensation Table

	Year	Base Salary ($)	Bonus ($)(1)	Equity-based Incentive Plan Compensation		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)
Name and Principal Position				Stock Awards ($)(2)	Option Awards ($)(2)				Total Compensation ($)
Robert J. Stanzione	2014	968,750	—	4,499,953	—	2,500,000	—	13,347	7,982,050
Chief Executive Officer,	2013	833,292	—	5,249,847	—	931,656	—	37,695	7,052,489
Chairman of the Board	2012	770,000	—	1,899,958	—	717,640	11,344	63,854	3,462,796
David B. Potts	2014	517,501	—	1,399,961	—	848,026	216,067	27,110	3,008,665
Executive Vice President	2013	458,375	—	1,866,583	—	306,648	(32,118)	22,752	2,622,240
and Chief Financial Officer	2012	411,000	—	750,021	—	229,831	136,583	24,036	1,551,471
Lawrence A. Margolis	2014	490,001	—	1,300,121	—	800,032	830,589	31,355	3,452,098
Executive Vice President,	2013	443,333	—	1,513,028	—	293,871	162,056	22,025	2,434,314
Law & Administration, & Secretary	2012	406,000	—	750,021	—	227,035	364,112	26,230	1,773,398
Bruce McClelland	2014	475,008	—	1,200,006	—	768,016	49,786	31,578	2,524,394
President, Network &	2013	441,332	—	1,868,133	—	293,871	(12,410)	22,745	2,613,672
Cloud	2012	389,997	—	750,021	—	223,679	41,516	26,436	1,431,649
Lawrence Robinson(6)	2014	475,008	—	1,200,006	—	768,016	—	10,694	2,453,723
President, Customer Premises Equipment
(1)	The amounts shown in this column would relate to any discretionary portion of the Annual Incentive Bonus for each NEO that was outside of the amount listed under the Non-Equity Incentive Plan Compensation column.

(2)

The amounts represent the aggregate grant date fair value of awards, computed based on the number of awards granted and the fair value of the awards on the date of grant. The table reflects an estimated payout of 100% for performance share awards; if the maximum achievement of 200% is attained, additional awards of $949,979, $1,749,948 and $2,249,976 will be granted to Mr. Stanzione, $375,011, $506,267 and $699,980 to Mr. Potts, $375,011, $440,004 and $650,061 to Mr. Margolis, $375,011, $435,044 and $600,003 to Mr. McClelland, with respect to the 2012, 2013 and 2014 grants, respectively and additional awards of $600,003 to Mr. Robinson for 2014. The 2012 performance share grant was paid out at the maximum achievement of 200%. The values for awards from prior years were restated to reflect fair value on the grant date. Assumptions used in the fair value calculation of these awards are included in Note 17 of Notes to Consolidated Financial Statements in our 2014 Form 10-K.

(3)	For 2014, the amount reflects annual bonus earned for 2014 performance (paid in 2015). Amount reflects the financial portion of the bonus plan paid at 200%. For 2013, the amount reflects annual bonus earned for 2013 performance (paid in 2014). Amount reflects the financial portion of the bonus plan paid at 118% for the first quarter and 69% for the remainder of the year, while in the aggregate the MBO (or individually assigned objectives) portion was paid at approximately 100% for the whole year. For 2012, the amount reflects annual bonus earned for 2012 performance (paid partially in 2013). Amount reflects the financial portion of the bonus plan paid at 92% and the personal objective portion paid at 100%.

(4)	Changes in pension value reflects the aggregate annual change in the actuarial present value of accumulated pension benefits under the qualified and non-qualified defined benefit pension plans, which were frozen in 1999 and 2013, respectively. The increases for 2014 were impacted by a drop in the discount rate assumption used from 4.50% to 3.75%, which results in a larger present value of the of the accumulated pension benefits. 2014 increases were also impacted by the adoption of recently completed actuarial studies that reflect longer life expectancies which results in an increase in the total expected benefit payments to the applicable participants. The change in pension value does not include changes under any of the Company’s defined contribution plans because there is no above-market or preferential earnings provided under such plans. The change in pension value also does not include changes in Mr. Stanzione’s supplemental employee retirement plan, which was frozen at age 62. Increases or decreases in value since then have been based upon the investment results of independently managed investment vehicles selected by Mr. Stanzione from a menu of vehicles made available by the Company without any above market or preferential earnings being provided by the Company.

(5)	Included in all other compensation are matching contributions to the 401(k) savings plan and the non-qualified 401(k) wrap plan, and the incremental cost for supplemental life insurance coverage. The matching contribution to the 401(k) savings plan is $10,400 for each NEO, and the non-qualified 401(k) wrap plan reflects $15,887; $20,955 and $20,355 for Messrs. Potts, Margolis and McClelland respectively. The value of perquisites and other personal benefits was less than $10,000 in the aggregate for each NEO.

(6)	Mr. Robinson became an NEO in 2014. As a result, information for prior years is not provided.

Grants of Plan-Based Awards 2014

Name	Grant Date(1)	Estimated Future Payouts Under Non- Equity Incentive			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Award(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. Stanzione		$312,500	$1,250,000	$2,500,000
	3/27/2014				40,790	81,580	163,160	81,580	$4,499,953
David B. Potts		106,003	424,013	848,026
	3/27/2014				12,690	25,380	50,760	25,380	1,399,961
Lawrence A. Margolis		100,004	400,016	800,032
	3/27/2014				11,785	23,570	47,140	23,570	1,300,121
Bruce McClelland		96,002	384,008	768,016
	3/27/2014				10,878	21,755	43,510	21,755	1,200,006
Lawrence Robinson		96,002	384,008	768,016
	3/27/2014				10,878	21,755	43,510	21,755	1,200,006
(1)	Grant date is the date the awards, in the form of restricted stock and performance shares, were made.

(2)	The non-equity incentive awards reflect the Company’s annual bonus plan. The plan calls for the payment of from 0% to 200% based upon the achievement of specified adjusted consolidated adjusted operating income and revenue levels for the Company in 2014. The plan would pay out $0 if actual results did not reach approximately the minimum threshold level of 80% of the targeted adjusted operating income level and 85% of the targeted revenue level for 2014. Overall bonus for the NEOs paid out at 200% of target bonuses. Bonus target payout levels are a percent of the 2014 base salary level; for Mr. Stanzione the percent is 125% of base salary and it is 80% of base salary for the other NEOs. The amounts reflected are duplicative of the amounts reflected in the Summary Compensation Table. For additional discussion of 2014 bonus payment, see “Compensation Disclosure and Analysis — Annual Cash Incentives.”

(3)	The amounts shown under the Equity Incentive Plan Awards are the number of shares of restricted stock that were granted to each of the NEOs in 2014 that were performance shares. The awards will be based on the three-year total stockholder return, and the final payout of these shares can range from 0% to 200% of the target award. These shares will vest on January 31, 2017. The amounts reflected are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year End table.

(4)	The amounts shown under All Other Stock Awards reflect the number of restricted shares granted to the NEOs on the grant date that are not performance shares. These shares vest annually over four years with the first vesting occurring on March 27, 2015. The table reflects the full amounts of the awards even though the awards vest over four years and are subject to forfeiture prior to vesting except in certain cases. The amounts reflected herein are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Year End Table.

(5)	Represents the value at $27.58 of the March 27, 2014 equity awards to the NEOs including the restricted shares described above in footnote four and the performance shares described above in footnote three (at 100%). All of these shares vest over three or four years as described above. The amounts reflected are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year End table.

Outstanding Equity Awards at 2014 Fiscal Year-End

	Option awards				Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares Or Units of Stock Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares Or Units of Stock Not Vested ($) (2)
Robert J.	—	—	—	—	81,580	(1)(3)	2,462,900	163,160	(1)(4)	4,925,800
Stanzione	—	—	—	—	120,963	(1)(5)	3,651,873	96,770	(1)(6)	2,921,486
	—	—	—	—	43,680	(7)	1,318,699	116,480	(8)	3,516,531
	—	—	—	—	43,101	(9)	1,301,219	172,410	(10)	5,205,058
	—	—	—	—	18,205	(11)	549,609	—		—
David B. Potts	—	—	—	—	25,380	(1)(3)	766,222	50,760	(1)(4)	1,532,444
	—	—	—	—	46,950	(1)(5)	1,417,421	15,000	(1)(6)	452,850
	—	—	—	—	17,036	(7)	514,317	45,430	(8)	1,371,532
	—	—	—	—	17,014	(9)	513,653	68,060	(10)	2,054,731
	—	—	—	—	7,041	(11)	212,568	—		—
Lawrence A.	—	—	—	—	23,570	(1)(3)	711,578	47,140	(1)(4)	1,423,157
Margolis	—	—	—	—	33,048	(1)(5)	997,719	6,450	(1)(6)	194,726
	—	—	—	—	17,036	(7)	514,317	45,430	(8)	1,371,532
	—	—	—	—	17,014	(9)	513,653	68,060	(10)	2,054,731
	—	—	—	—	7,041	(11)	212,568	—		—
Bruce	—	—	—	—	21,755	(1)(3)	656,783	43,510	(1)(4)	1,313,567
McClelland	—	—	—	—	50,470	(1)(5)	1,523,689	5,810	(1)(6)	175,404
	—	—	—	—	17,036	(7)	514,317	45,430	(8)	1,371,532
	—	—	—	—	17,014	(9)	513,653	68,060	(10)	2,054,731
	—	—	—	—	7,041	(11)	212,568	—		—
Lawrence	—	—	—	—	21,755	(1)(3)	656,783	43,510	(1)(4)	1,313,567
Robinson	—	—	—	—	18,870	(1)(5)	569,685	50,320	(1)(6)	1,519,161
	—	—	—	—	29,680	(12)	896,039	—		—
(1)	These shares are duplicative of the shares reflected in the Plan Based Awards Table.

(2)	Reflect the value as calculated based on the closing price of the Company’s Common Stock on December 31, 2014 of $30.19 per share.

(3)	Shares of restricted stock were granted on March 27, 2014 and vest annually over four years with the first vesting occurring on March 27, 2015.

(4)	Shares of restricted stock that are subject to performance measures were granted on March 27, 2014. These shares are subject to performance measures. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year TSR. These shares will vest on January 31, 2017. Included in the table above is 200% of the target award

(5)	Shares of restricted stock were granted on July 12, 2013 and vest annually over four years with the first vesting occurring on July 12, 2014. These shares represent the additional annual grants made after the Motorola Home acquisition and a one-time special award made in connection with the freezing of the non-qualified pension plan and the completion of the Motorola Home acquisition. See Footnote 2 of the Summary Compensation Table above for details.

(6)	Shares of restricted stock that are subject to performance measures were granted on July 12, 2013 as part of the performance share portion of the additional annual grant made after the Motorola Home acquisition. These shares are subject to performance measures. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year TSR. These shares will vest on January 31, 2016. Included in the table above is 200% of the target award.

(7)	Shares of restricted stock were granted on March 29, 2013 and vest annually over four years with the first vesting occurring on March 29, 2014.

(8)	Shares of restricted stock that are subject to performance measures were granted on March 29, 2013. These shares are subject to performance measures. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year TSR. These shares will vest on January 31, 2016. Included in the table above is 200% of the target award

(9)	Shares of restricted stock were granted on March 28, 2012 and vest annually over four years with the first vesting occurring on March 28, 2013.

(10)	Shares of restricted stock that are subject to performance measures were granted on March 28, 2012. These shares are subject to performance measures. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year TSR. These shares will vest on January 31, 2015. Included in the table above is 200% of the target award.

(11)	Shares of restricted stock were granted on March 31, 2011 and vest annually over four years with the first vesting occurring on March 31, 2012.

(12)	Shares of restricted stock were granted on July 12, 2013 in which 100% will vest on the second year anniversary of the grant. These shares represent a one-time grant made in connection with the Motorola acquisition.

Option Exercises and Stock Vested 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)
Robert J. Stanzione	—	—	259,808	$7,063,147
David B. Potts	—	—	100,775	2,739,953
Lawrence A. Margolis	—	—	96,142	2,594,430
Bruce McClelland	—	—	101,950	2,776,860
Lawrence Robinson	—	—	6,290	197,569
(1)	Amounts shown for each NEO represent the aggregate number of shares of restricted stock granted in the previous years that vested during the calendar year. Vested shares may be held or sold by the executive in his discretion. The Company withholds taxes by retaining an appropriate number of shares (equal to the value of the amount required to be withheld) that vest. The amounts shown above include the number of shares withheld for taxes. These amounts are not reflected in the Summary Compensation Table.

Executive Benefits and Perquisites

Primary Benefits. Our NEOs are eligible to participate in the same employee benefit plans in which all other eligible U.S. salaried employees participate. These plans include medical, dental, life insurance, disability and a qualified retirement savings plan.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value Of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert J. Stanzione	Qualified Pension Plan	—	—	—
	Non Qualified Plan	43	13,900,382	—
David B. Potts	Qualified Pension Plan	—	—	—
	Non Qualified Plan	18	956,605	—
Lawrence A. Margolis	Qualified Pension Plan	18	673,158	—
	Non Qualified Plan	30	3,202,861	—
Bruce McClelland	Qualified Pension Plan	—	—	—
	Non Qualified Plan	6	172,365	—
Lawrence Robinson	Qualified Pension Plan	—	—	—
	Non Qualified Plan	—	—	—

The Company maintained qualified and non-qualified defined benefit pension plans. The qualified plan for the NEOs was frozen on December 31, 1999, the non-qualified defined benefit plan was frozen on June 30, 2013. No further accrual of benefit under the plans has occurred since the plans were frozen. Neither Mr. Potts nor Mr. McClelland participated in the qualified plan. The non-qualified plan is a mirror image of the qualified plan, but covers only earnings levels and payment levels that are or would be excluded under the qualified plan under applicable Internal Revenue Service regulations. Benefits under the plans are calculated based on the NEO’s base salary and annual bonus amounts. The benefit formula is the number of years of continuous service (up to a maximum of 30 years) times the sum of (a) 0.65% of the individual’s “final annual compensation” up to the NEO’s social security covered compensation level, plus (b) 1.3% of the “final average salary” in excess of the NEO’s social security covered compensation level. The social security covered compensation level is the 35-year average of the taxable wage bases (for Social Security purposes) in effect prior to the participant’s Social Security normal retirement date. Final average salary is the average of the five highest consecutive years of compensation in the ten years preceding retirement. In calculating benefits under the non-qualified plan, it is assumed that the qualified plan remains in effect; that is, the amount of compensation that would have been covered under the qualified plan had it remained in effect is excluded from the non-qualified plan. The benefit is paid monthly on a single life annuity basis or, subject to discount, on a 50% joint and survivor annuity basis. Normal retirement under the plans is age 65, and benefits are discounted for early retirement, which is available at age 55. Messrs. Stanzione, Margolis and Potts are 66, 66 and 56 years of age, respectively, and thus could elect to retire and receive benefits immediately. The discount is calculated to be the actuarial equivalent of an age 65 retirement using an 8% discount factor. An actuarial adjustment under the plan also is made for deferred retirement. There is no lump sum payment option available, except for Mr. Stanzione (see below). Effective June 30, 2013, the Company froze benefit accruals under the non-qualified defined benefit plan as well as the addition of any new participants. Participants’ benefits will continue to be distributed in accordance with the provisions of the plan. A one-time grant of restricted shares was made, in part, to reflect the present value of the lost future accruals under the frozen plan and is reflected in the Summary Compensation Table for the applicable NEOs.

The Company has established a Rabbi Trust to hold funds set aside to meet the obligations under the non-qualified defined benefit plans. The Company intends to fully fund the Rabbi Trust such that the amount of the actuarial accrued liability under the non-qualified defined benefit plan as set forth in the Company’s financial statements will be set aside in a Rabbi Trust as the actuarial liability has been established. Amounts contributed to the Rabbi Trust remain the funds of the Company but can be used only to discharge obligations under the non-qualified plan, provided however, the funds in the trust remain subject to the claims of creditors in the event of a bankruptcy.

The Company maintains on Mr. Stanzione’s behalf a supplemental employee retirement plan (SERP), which is included in the information provided in the Pension Benefits table set forth above. Under the SERP, Mr. Stanzione’s non-qualified deferred benefit pension plan has several changes, in particular a normal retirement age of 62, and the lump sum payment on termination is the form of payment. In addition, under the SERP, final average compensation is Mr. Stanzione’s actual annual salary at the time of his retirement plus the average of the three highest bonuses received in the five years preceding retirement. Years of continuous service are Mr. Stanzione’s actual service multiplied by three and are not limited to 30 years. The benefit calculation is otherwise the same as described above, although Mr. Stanzione’s benefit may not exceed 50% of his final average compensation. In the event of Mr. Stanzione’s termination of employment by the Company without cause, termination by him as a result of a material uncured breach of his employment agreement by the Company, or termination by him following a change of control and the diminution of his position, then Mr. Stanzione’s pension benefit cannot be lower than $33,333 per month. The Company has established a separate “Rabbi Trust” to hold funds equal to the Company’s obligations under the non-qualified defined benefit plan and SERP to Mr. Stanzione. Pursuant to Mr. Stanzione’s employment agreement, the Company fully funded those obligations by the date of Mr. Stanzione’s 62nd birthday. Mr. Stanzione’s defined benefit value at age 62 was frozen. Thereafter such funds are credited only with the benefit or losses of independently managed investment vehicles elected by Mr. Stanzione from a menu of vehicles made available by the Company.

The Company maintains a 401(k) defined contribution plan to which employees may contribute a portion of their salary and bonus compensation. The Company matches 100% of the first 3% of employee contributions of pay and matches 50% of the next 2% of employee contributions of pay, subject to the Internal Revenue Service maximum contribution (which was $17,500 during 2014). The NEOs participate in this plan and received the Company match, which could not exceed $10,400 for 2014.

In addition, in 2008, the Company established a non-qualified defined contribution retirement plan (the “401(k) Wrap”) that mirrors the 401(k) plan. The plan allows certain senior executives, including the NEOs, to contribute amounts in excess of the amounts allowed under applicable tax laws under the 401(k) plan. Tax law disallows contributions on income above $260,000 or contributions of more than $17,500. The Company will match employee contributions under the 401(k) Wrap in a manner analogous to the 401(k). Provided the employee contributes the maximum amount allowed under the 401(k), the Company will contribute to the 401(k) and 401(k) Wrap in the aggregate 100% on the first 3% of pay and 50% of the next 2% of pay, less the amount of employer matches made to the 401(k). The amounts of employee and employer contributions to the 401(k) Wrap are held in a Rabbi Trust. Funds held under the 401(k) and the 401(k) Wrap are invested in authorized and independently managed mutual funds and other vehicles that the employee elects from a menu of vehicles offered under the plans. The employee account receives the benefit or loss of the increases or decreases based only on such funds performance. The Company does not enhance or guarantee performance.

The Company previously maintained a non-qualified deferred compensation plan that enabled certain executives, including the NEOs, to defer amounts above the IRS maximum. This plan, and employee contributions and Company matches under it, were frozen in September 2004. No employee contributions or Company matching contributions have been made since that time under such plan. The accounts under this plan remain in existence, but the Company has never enhanced the earnings of the accounts, which earnings are determined by the actual earnings of investment vehicles selected by the employee.

The table below reflects the change in value of the NEO’s account under the Company’s Non-Qualified Deferred Compensation arrangements (both current and frozen) during calendar year 2014. The amounts shown reflect dividends and interest and appreciation (or depreciation) in investments whether or not realized. The change in value reflects the performance of any of several mutual funds which may be selected by the executive.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Robert J. Stanzione
Frozen Plan	—	—	—	—	—
Active Plan	—	$23,932	$50,634	—	$1,015,593
David B. Potts
Frozen Plan	—	—	—	—	—
Active Plan	10,350	11,607	6,681	—	142,248
Lawrence A. Margolis
Frozen Plan	—	—	40,194	—	529,765
Active Plan	23,516	11,743	16,378	—	329,666
Bruce McClelland
Frozen Plan	—	—	8,909	—	104,341
Active Plan	23,066	11,601	19,024	—	278,554
Lawrence Robinson
Frozen Plan	—	—	—	—	—
Active Plan	—	—	—	—	—
(1)	Excludes deferral of bonuses paid in 2014 with respect to the 2013 calendar year.

(2)	Represents the company match made in 2014 for 2013 employee contributions.

Other Perquisites. The Company is unaware of any significant perquisites provided to senior executive officers.

Clawback Policy

In February 2009, the Board of Directors adopted the Executive Compensation Adjustment and Recovery Policy. This policy is a so-called “clawback policy” that enables the Company to recoup compensation paid to any president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, or any other officer routinely performing corresponding functions with respect to the Company when such compensation was based on financial results or operating metrics that were satisfied as the result of a fraudulent or illegal conduct of any of the officers. The Board of Directors is entitled to recover compensation when it concludes that it is attributable to such officers’ conduct and would not have been awarded had such financial results or operating metrics not been satisfied. In addition, if an officer engaged in intentional misconduct that contributed in any material respect to the improper accounting or incorrect financial data, the Board of Directors may seek to recoup any profits realized from the officer’s sale of securities of the Company during or subsequent to the impacted accounting period. A copy of the Policy is available at www.arris.com under the caption Investor Relations.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The employment agreements with the NEOs generally are one year agreements and automatically renew until normal retirement at age 65, define initial salary and target bonus percent, general employment benefits and business expense reimbursements. The agreements contain one year non-competition, non-solicitation and non-disclosures of trade secret provisions. Under the agreements, the outstanding equity awards of executives terminating their employment who are 62 years old or older with ten or more years of experience, will continue to vest and remain outstanding for their original term (notwithstanding such termination) provided they continue to comply with the non-competition and trade secret protection provisions of the agreements. The agreements also reflect the Rabbi Trust and funding elements described above with respect to the Company’s non-qualified defined benefit plan and the SERP of Mr. Stanzione. Since both Mr. Stanzione and Mr. Margolis are 65 and older, their agreements are terminable on 12 months’ notice. Also, Mr. Stanzione’s agreement contains various terms related to his SERP that are described above “Pension Benefits.”

The table below sets forth the approximate value of salary, bonus and accelerated equity payable to each NEO assuming a change in control or termination event had occurred on December 31, 2014.

	Duration(1)	Salary Benefit	Bonus(10)	Benefits	Accelerate Equity(11)	Total
Robert J. Stanzione
Change in Control or Without “Good Cause”	3 years	$2,906,250	$2,963,296	$81,936	$35,090,935	$41,042,417
David B. Potts
Death(2)	3 months	129,375	—	—	—	129,375
Disability(3)	6 months	258,751	—	9,339	—	268,090
Without “Good Cause”(4)	2 years	1,035,002	828,002	37,354	11,404,842	13,605,200
Change in Control(5)	2 years	1,035,002	536,479	37,354	11,404,842	13,013,677
Lawrence A. Margolis
Change in Control or Without “Good Cause”	2 years	980,002	1,600,064	38,951	10,754,987	13,374,004
Bruce McClelland
Death(2)	3 months	118,752	—	—	—	118,752
Disability(3)	6 months	237,504	—	9,467	—	246,971
Without “Good Cause”(4)	1 year	475,008	380,006	18,934	10,298,130	11,172,078
Change in Control(5)	1 year	475,008	258,775	18,934	10,298,130	11,050,847
Lawrence Robinson
Death(2)	3 months	118,752	—	—	—	118,752
Disability(3)	6 months	237,504	—	11,705	—	249,209
Without “Good Cause”(4)	1 year	475,008	380,006	23,410	4,955,236	5,833,660
Change in Control(5)	1 year	475,008	130,807	23,410	4,955,236	5,584,460
(1)	Represents the termination period during which payments are made.

(2)	Three months of salary continuation paid to NEO’s estate.

(3)	Six months of salary and benefits continuation paid.

(4)	Continuation of salary, bonus and benefits for the duration period, plus accelerated equity vesting.

(5)	Most recent salary and average of prior 2 year bonuses times the severance duration period.

(6)	Average of highest three bonuses earned in previous five years.

(7)	Most recent annual bonus paid or payable.

(8)	Target bonus equal to 80% of annual base salary.

(9)	Average of two prior paid annual bonuses.

(10)	Does not include bonus earned in 2014 but not paid until 2015, except for Mr. Margolis.

(11)	Applicable tax gross-up provision was triggered under the assumption of a change of control at December 31, 2014, except for Mr. Robinson. The column reflects $9,237,759; $2,569,105; $2,761,007 and $1,961,886 in estimated gross-up payments for Messrs. Stanzione, Potts, Margolis and McClelland, respectively.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this Proxy Statement.

Debora J. Wilson, Chairperson

Alex B. Best

Harry Bosco

Jeong Kim

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has adopted a related person transaction policy that governs the review, approval or ratification of covered related person transactions. Our Audit Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms and conditions that are reasonable under the circumstances and in the best interests of the stockholders.

Under the policy a “related party transaction” is one in which the Company is a participant and that, individually or taken together with related transactions, exceeds, or is reasonably likely to exceed, $120,000 in amount in any year and in which any of the following individuals (a “covered person”) has a direct or indirect material interest:

•	any director or executive officer;

•	any nominee for election as a director;

•	any security holder who is known by the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities; or

•	any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother-, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.

For purposes of the policy, a material interest in a transaction shall not be deemed to exist when a covered person’s interest in the transaction results from (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a 10% economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s pro rata participation in a benefit received by him solely as a security holder.

A transaction is deemed to involve the Company if it involves a vendor or partner of the Company or any of its subsidiaries and relates to the business relationship between the Company and any of its subsidiaries and that vendor or partner.

There have been no related party transactions since the beginning of the 2014 fiscal year nor are there any such transactions proposed other than various post-closing transitional services provided by, or to, Google Inc. as a result of the Motorola Home acquisition.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2015, subject to stockholder ratification. Ernst & Young LLP also acted in such capacity during the fiscal year ended December 31, 2014 and 2013. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders. The fees billed by Ernst & Young LLP for the last two Company fiscal years were as follows, all of which were approved by the Audit Committee:

Audit Fees

Fees for audit services totaled $7,513,415 and $8,167,245 in 2014 and 2013, respectively, and include fees associated with the annual audits, the Sarbanes-Oxley Section 404 attestation, the reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings, and audit consultations.

Audit-Related Fees

Fees for audit-related services totaled $189,453 and $138,562 in 2014 and 2013, respectively. Audit-related services include due diligence in connection with acquisitions, consultation on accounting and internal control matters, and audits in connection with employee benefit plans.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled $950,180 and $845,899 in 2014 and 2013, respectively.

All Other Fees

Fees for all other services not included above were $0 for 2014 and $2,807,310 for 2013 that consisted of services in connection with the Motorola Home acquisition.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other permissible non-audit services performed by the independent registered public accounting firm. Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and fee amounts or ranges within each category. Either the independent registered public accounting firm or the Company’s Chief Financial Officer (or his designee) must submit to the Audit Committee requests for services to be provided by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting.

The Audit Committee requires the Company’s Internal Audit Director to report to the Audit Committee on a periodic basis the results of the Internal Audit Director’s monitoring of the independent registered public accounting firm’s performance of all services to the Company and whether the performance of those services was in compliance with the Audit Committee’s pre-approval policy. Both the Internal Audit Director and management are required to report immediately to the Audit Committee any breaches by the independent registered public accounting firm of the policy.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2016 Annual Meeting of Stockholders must be received by the Company at its principal executive offices by December 11, 2015, in order to be considered for inclusion in the Company’s Proxy Statement and proxy relating to the 2016 Annual Meeting of Stockholders. Additionally, the proxy solicited by the Board of Directors for the 2016 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting that is not included in the Company’s Proxy Statement and proxy relating to the 2016 Annual Meeting of Stockholders unless the Company is provided written notice of such proposal no later than February  24, 2016.

CONCLUSION

The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

April 9, 2015

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis, Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

ARRIS GROUP, INC.

May 14, 2015
PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.arris.com/proxy

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

■ 00033333333333300100 4	051415

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

		1.	Election of Directors:	FOR	AGAINST	ABSTAIN
			Alex B. Best	☐	☐	☐
			Harry L. Bosco	☐	☐	☐
			J. Timothy Bryan	☐	☐	☐
			James A. Chiddix	☐	☐	☐
			Andrew T. Heller	☐	☐	☐
			Dr. Jeong H. Kim	☐	☐	☐
			Robert J. Stanzione	☐	☐	☐
			Doreen A. Toben	☐	☐	☐
			Debora J. Wilson	☐	☐	☐
			David A. Woodle	☐	☐	☐
		2.	Voting, on a non-binding advisory basis, on executive compensation (“Say on Pay”) as disclosed in the Proxy Statement;	☐	☐	☐
		3.	Ratifying the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2015; and	☐	☐	☐
		4.	Transacting such other business as may properly be brought before the meeting or any adjournment(s) thereof.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

☐                    ■

ARRIS GROUP, INC.

3871 Lakefield Drive

Suwanee, GA 30024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert Stanzione, Lawrence Margolis, and David Potts, and each of them, with power to act without the other and with power of substitution as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of ARRIS Group, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 14, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be signed on the reverse side.)

■ 1.1	14475 ■

ANNUAL MEETING OF SHAREHOLDERS OF

ARRIS GROUP, INC.

May 14, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.arris.com/proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

■ 00033333333333300100 4	051415

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

		1.	Election of Directors:	FOR	AGAINST	ABSTAIN
			Alex B. Best	☐	☐	☐
			Harry L. Bosco	☐	☐	☐
			J. Timothy Bryan	☐	☐	☐
			James A. Chiddix	☐	☐	☐
			Andrew T. Heller	☐	☐	☐
			Dr. Jeong H. Kim	☐	☐	☐
			Robert J. Stanzione	☐	☐	☐
			Doreen A. Toben	☐	☐	☐
			Debora J. Wilson	☐	☐	☐
			David A. Woodle	☐	☐	☐
		2.	Voting, on a non-binding advisory basis, on executive compensation (“Say on Pay”) as disclosed in the Proxy Statement;	☐	☐	☐
		3.	Ratifying the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2015; and	☐	☐	☐
		4.	Transacting such other business as may properly be brought before the meeting or any adjournment(s) thereof.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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